Exhibit 10.1

April 28, 2022

Steve McMillan
17095 Via del Campo
San Diego, CA 92127

Dear Steve,
As you know, Teradata has implemented a hybrid/virtual workplace model and revised its travel allowance policy for executives. As a result, employees who live outside the San Diego area will not be required to relocate to the San Diego office and their primary work location will be their home office. Effective March 1, 2022, your home office is your primary work location, revising your offer letter dated May 5, 2020.
Additionally, the Compensation and Human Resource Committee (“Compensation Committee”) of the Teradata Board of Directors has adopted an Executive Travel Allowance Policy to facilitate executive travel from their home office to Teradata’s San Diego headquarters as needed. As a result, effective March 1, 2022, your gross monthly allowance has been revised to reflect the Executive Travel Allowance Policy amount for the Chief Executive Officer of $12,500, subject to applicable taxes, to cover the cost of lodging and for rental car, or ride services, to and from the office. Airfare to/from the San Diego office will be treated as a business expense and reimbursed according to Teradata’s Travel and Expense policy. This allowance will be treated as taxable compensation to you but will not be considered part of your normal or expected compensation for purposes of calculating severance payments, bonuses, long-service awards, or retirement benefits or similar payments. Teradata shall have no other obligations to reimburse you for any costs related to these expenses, nor will it assume any liability for lease agreements should you wish to lease an apartment. The section of your offer letter entitled “Travel Allowance” is hereby revised as stated above. This allowance may be revisited by the Compensation Committee as determined necessary.
If you have any questions as to these terms, please don’t hesitate to reach out. Please sign below to indicate your acceptance of these changes to your offer letter and return a copy to me.
Sincerely,
/s/ Traci Mazakas-Corp
Traci Mazakas-Corp
VP, Total Rewards & Workforce Enablement

Agreed and accepted:

/s/ Stephen McMillan                        April 29, 2022
________________________________________        _______________
Steve McMillan                            Date